UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 25, 2002
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                      Transnational Financial Network, Inc.
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        (Exact name of small business issuer as specified in its charter)


California                            1-14219                  94-2964195
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(State or other jurisdiction     (Commission File           (I.R.S.Employer
of incorporation)                 Number)                   Identification No.)

401 Taraval Street, San Francisco, CA                        94116
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(Address of principal executive offices)                    (Zip Code)



(Registrant's telephone number, including area code: (415) 334-7000




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(Former name, former address and former fiscal year, if changed since last report)




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Item 5. Other Events.

Effective September 3, 2002, Robert Shuey resigned from the Board of Directors of the Company. Mr. Shuey's stated reason for leaving the Board was that it is due to personal circumstances. These circumstances have not allowed him to participate in the Company's Board meetings this year, and Mr. Shuey did not anticipate near-term changes that would permit such participation.

Effective Monday, September 30, 2002, Paul Garrigues has resigned as Chief Financial Officer of the Company. In submitting his resignation, Mr. Garrigues noted that the sole reason for his leaving the Company relates to family commitments that require his relocation to the East Coast and that he wished to be able to continue to serve the Company in some capacity to be mutually agreed upon.

On September 25, 2002 via a Unanimous Consent, the Board of Directors appointed Mr. Garrigues to the Board to fill the recently vacated outside director position. The Board looks forward to benefiting from Mr. Garrigues' deep knowledge of mortgage industry and accounting matters.

It is the Board's intention to have him serve on the Audit Committee of the Board, in addition to his role as a Director. Mr. Garrigues will, in the opinion of the Board, meet the new tests of independence of an outside director, given
(1) his short (11 week) tenure as an employee and Chief Financial Officer of the company and (2) his forfeiture of all previously granted stock options and potential future benefits associated with his employment by the Company.

However, to insure that it meets the new corporate governance requirements, the Company anticipates requesting specific approval of Mr. Garrigues' appointment to the Audit Committee from its listing exchange, the American Stock Exchange. If this approval is granted, Mr. Garrigues will replace Mr. Rotzang on the Audit Committee. If this approval is not granted, the Board anticipates that Mr. Garrigues will serve as an ex-officio member of the Audit Committee.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf, thereby duly authorized.



    Date: September 26, 2002
                                      Transnational Financial Corporation


                                      /s/ Joseph Kristul
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                                      Joseph Kristul, President